Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Investors: Mary Bashore Orchid Cellmark Inc. (609) 750-2324 ir@orchid.com	Media: Rick Anderson The Torrenzano Group (212) 681-1700 randerson@torrenzano.com

ORCHID CELLMARK REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

—U.S. Business Shows 9% Increase In Revenues—

—Florida Upholds Contract Award To Orchid Cellmark For Multi-Year Paternity Testing—

—Regional Tender Work Underway In U.K.—

PRINCETON, N.J., July 31, 2008 – Orchid Cellmark Inc. (NASDAQ: ORCH), a leading worldwide provider of identity DNA testing services, today reported its financial results for the second quarter of 2008.

Total revenues were $15.2 million for the second quarter of 2008 compared to $15.7 million for the second quarter of 2007 and $14.5 million for the first quarter of 2008. The decrease in total revenues for the second quarter of 2008 compared to the second quarter of 2007 was largely due to lower revenues in the U.K.

Orchid Cellmark recorded increases in its U.S. business that generates DNA profiles for the federal CODIS (Combined DNA Index System) and state DNA databases and in its U.S. paternity testing business, partially offset by lower revenues from its U.S. forensic casework business. Overall, U.S. revenues increased by 9% over the comparable quarter in 2007, largely as a result of the ReliaGene acquisition. The decrease in U.K.-based revenues in the second quarter of 2008, compared to the comparable period in 2007, was due to lower volumes of animal DNA testing for scrapie susceptibility and immigration identity testing, as well as reduced forensic revenue. The decrease was partially offset by increased revenues in the paternity testing business. Lower revenue for the U.K. forensics business was primarily due to the loss of revenue from the company’s previous arrangement with LGC, which essentially ended in April 2008, as previously reported.

Excluding cost of service revenue, operating expenses for the quarter were $6.6 million compared to $6.2 million for the second quarter of 2007. The operating expense increase was primarily due to general and administrative expenses, which were impacted by professional fees, including non-recurring legal fees related to the successful upholding of Orchid’s contract to provide state-wide paternity testing for the State of Florida, which was unsuccessfully protested by a competitor.

Operating loss for the second quarter of 2008 was $1.6 million compared to a $701 thousand loss for the second quarter of 2007. The operating loss increase was principally due to increased general and administrative expenses and a decrease in gross margin. Gross margin for the U.S. business increased for the second quarter of 2008 compared to the second quarter of 2007 largely as a result of a 9% increase in U.S. revenues and improvement in the company’s U.S. operations. The company’s overall gross margin was negatively impacted by the decrease in gross margin associated with the U.K. operations. U.K. gross margin during the quarter was adversely impacted by lower DNA testing volumes related to the loss of former LGC business and the buildup of capacity in the U.K. to service the significant business the company won under the North West/South West and Wales regional forensics services tender.

Orchid Cellmark reported a net loss of $1.2 million, or $(0.04) per share, for the second quarter of 2008 compared to a net loss of $745 thousand, or $(0.03) per share, for the second quarter of 2007. Net loss for the second quarter of 2008 and 2007 includes charges of $1.2 million and $1.1 million, respectively, for depreciation and amortization.

At June 30, 2008, cash and cash equivalents were $17.3 million.

Thomas Bologna, president and chief executive officer of Orchid Cellmark commented, “The second quarter of this year was quite significant for our company and the results reflect the transition we are undergoing and the core strengths of our business.”

“While we were absorbing the substantial impact of the loss of revenue in the U.K. from our previous arrangement with LGC, we ramped up DNA testing and other forensics services work for a number of U.K. police forces under the new North West/South West and Wales regional forensic tender,” Mr. Bologna explained. “Due to these new sources of revenue, even though the LGC-related business decreased by approximately $2.6 million, total U.K. revenue in this quarter only decreased by approximately $1.2 million. As expected, the work from the North West/South West and Wales regional forensics tender has started to flow significantly into our U.K. facility. Also, we anticipate forensics work through the National Procurement Plan will begin to be tendered and awarded in the fourth quarter of 2008 with work beginning in the first quarter of 2009. This is ahead of our earlier estimates.”

Mr. Bologna continued, “During the second quarter, we believe we made significant progress on a broad array of operational matters in the U.S. We substantially completed the integration of the ReliaGene acquisition in the U.S. and eliminated duplicate costs associated with capacity from that acquisition. We fully expect the ReliaGene acquisition to be accretive in the second half of this year. In addition, we saw significant increases in our government paternity and CODIS businesses in the U.S., and we again ended the quarter with a large influx of new casework into our Dallas facility. We also prevailed in litigation in Florida against Laboratory Corporation of America (LabCorp) in connection with a contract awarded to Orchid Cellmark to conduct all of the publicly-funded paternity testing for the State of Florida. The costs of this lawsuit increased our operating expenses in the second quarter of 2008. Were it not for the legal costs incurred relative to this bid dispute, our net loss in the second quarter of 2008 would have been $(0.03) per share as opposed to the reported net loss of $(0.04) per share. We believe this contract has a potential revenue value of approximately $1.2 million annually.”

Mr. Bologna concluded, “We believe the company is poised for growth due to the ramp up of the regional tender business in the U.K., our win over LabCorp in Florida on the statewide paternity contract, the accretive growth from our ReliaGene acquisition and a continued inflow of U.S. casework. We also believe that we have a firm hand on those business factors under our control and that, with our strong balance sheet and our continued focus on operating efficiencies, the company is on the right path to achieve growth and profitability.”

Conference Call Information

A conference call with Orchid Cellmark management will be held on Thursday, July 31, 2008 at 10:00 a.m. EDT. To listen to the conference call, please dial (877) 266-0703 or (706) 643-7682 and ask for the Orchid Cellmark conference call, conference number 57573304. To listen to the live or archived webcast via the Internet, please visit the Investors section of the company’s web site.

About Orchid Cellmark

Orchid Cellmark (Nasdaq: ORCH) is a leading international provider of DNA testing services primarily for forensic and family relationship applications. Orchid Cellmark is one of the largest providers of forensic DNA testing services and its DNA results are used by the criminal justice system to assist with the identification of perpetrators, the exclusion of suspects and the exoneration of wrongfully convicted individuals. The company provides DNA family relationship testing to numerous child services organizations and individuals seeking to verify parentage. Orchid Cellmark also serves immigration and security authorities for DNA testing of individuals. In the agriculture field, the company provides DNA testing services for selective trait breeding. Orchid Cellmark’s strong market positions in these areas reflect the company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the company’s reputation for exceptional quality, reliability and customer service for nearly two decades. More information on Orchid Cellmark can be found at www.orchidcellmark.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding: expectations regarding Orchid Cellmark’s business operations and outlook; the belief that we made significant progress on a broad array of operational matters in the second quarter; the anticipation that the forensics work through the National Procurement Plan will begin to be tendered and awarded in the fourth quarter of 2008 with work beginning in the first quarter of 2009; the expectation that the acquisition of ReliaGene will be accretive in the second half of this year; the belief that the contract to conduct all of the publicly-funded paternity testing for the State of Florida has a potential revenue value of approximately $1.2 million annually; the belief that the company is poised for growth due to the ramp up of the regional tender business in the U.K., our win over LabCorp in Florida on the statewide paternity contract, the accretive growth from our ReliaGene acquisition, and a continued inflow of U.S. casework; and the belief that we have a firm hand on those business factors under our control, and that, with our strong balance sheet and our continued focus on operating efficiencies, the company is on the right path to achieve revenue growth and profitability. Such statements are subject to the risks and uncertainties that could cause actual results to differ materially from those projected, including, but not limited to, the risk that the amount of revenue resulting from the paternity testing for the State of Florida is not significant, the risk that we are not able to replace the work that we previously provided to several police forces in the U.K. under an arrangement with LGC, the risk that the amount of revenue resulting from the North West/South West and Wales regional tender in the U.K. is not significant, Orchid Cellmark’s ability to timely and successfully integrate ReliaGene’s business, uncertainties relating to technologies, product development, manufacturing, market acceptance, cost and pricing of Orchid Cellmark’s products and services, dependence on government funding and collaborations, regulatory approvals, competition, intellectual property of others, patent protection, litigation, the timing of release of federal funds, the timing and amount of contracts put up for bid, and Orchid Cellmark’s ability to successfully offer its services directly to U.K. police forces. These risks and other additional factors affecting these forward-looking statements and Orchid Cellmark’s business are discussed under the headings “Risks Related to Our Business” and “Risks Associated with Our Common Stock” in Orchid Cellmark’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, and in other filings made by Orchid Cellmark with the Securities and Exchange Commission from time to time. Orchid Cellmark expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid Cellmark’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

Information contained in our press releases should be considered accurate only as of the date of the release. Information in any press release may be superseded by more recent information we have disclosed in later press releases, filings with the Securities and Exchange Commission or otherwise. Press releases may contain forward-looking statements based on the expectations of our management as of the date of the release. Actual results may materially differ based on several factors, including those described in the press release.

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three months and six months ended June 30, 2008 and 2007

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Revenues:
Service revenues	$15,164	$15,694	$29,559	$29,589
Other revenues	60	38	192	175

Total revenues	15,224	15,732	29,751	29,764

Operating expenses:
Cost of service revenues	10,223	10,206	20,659	19,725
Research and development	206	289	426	568
Marketing and sales	1,551	1,513	3,123	2,997
General and administrative	4,359	3,980	9,051	7,916
Amortization of intangible assets	477	445	955	890

Total operating expenses	16,816	16,433	34,214	32,096

Operating loss	(1,592)	(701)	(4,463)	(2,332)
Other income (expense), net	368	309	719	516

Loss before income tax expense	(1,224)	(392)	(3,744)	(1,816)
Income tax expense (benefit)	(3)	353	(249)	612

Net loss	$(1,221)	$(745)	$(3,495)	$(2,428)

Basic and diluted net loss per share	$(0.04)	$(0.03)	$(0.12)	$(0.08)

Shares used in computing basic and diluted net loss per share:	29,935	29,322	29,935	29,321

Orchid Cellmark Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2008 and December 31, 2007

(In thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$17,254	$20,918
Accounts receivable, net	11,297	9,516
Inventory	1,766	1,443
Prepaids and other current assets	1,890	2,151

Total current assets	32,207	34,028

Fixed assets, net	6,703	7,440
Goodwill	9,664	9,519
Other intangibles, net	8,736	9,694
Restricted cash	—	958
Other assets	502	490

Total assets	$57,812	$62,129

Liabilities and Stockholders’ Equity:

Current liabilities
Accounts payable	$1,681	$2,027
Accrued expenses and other current liabilities	4,705	4,611
Income taxes payable	—	543
Short-term debt and current portion of long-term debt	451	428
Deferred revenue	991	964

Total current liabilities	7,828	8,573

Other liabilities	471	1,123

Total liabilities	8,299	9,696

Total stockholders’ equity	49,513	52,433

Total liabilities and stockholders’ equity	$57,812	$62,129